Exhibit 5.1

June 3, 2013

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, Arizona 85004

Ladies and Gentlemen:

We have acted as counsel to Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933 of an aggregate 8,457,872 shares of Common Stock of the Company, $0.10 par value per share (the “Common Stock”). 1,238,685 shares of Common Stock may be issued under the Plains Exploration & Production Company 2010 Incentive Award Plan and the Plains Exploration & Production Company 2004 Stock Incentive Plan (collectively, the “PXP Plans”) and 7,219,187 shares of Common Stock may be issued under the McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan, the McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated, the McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated and the McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated (collectively, the “MMR Plans,” and together with the PXP Plans, the “Plans”). Certain outstanding awards under the Plans have been assumed by the Company subject to appropriate adjustments in connection with the merger of Plains Exploration & Production Company with and into a wholly owned subsidiary of the Company and the merger of a wholly owned subsidiary of the Company with and into McMoRan Exploration Co.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the converted awards under the Plans after the filing of this Registration Statement are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as

ALABAMA • ARIZONA • CALIFORNIA • DISTRICT OF COLUMBIA • FLORIDA • GEORGIA • LOUISIANA • MISSISSIPPI • NEW YORK • TEXAS

amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

JONES WALKER LLP

/s/ Jones Walker LLP

ALABAMA • ARIZONA • CALIFORNIA • DISTRICT OF COLUMBIA • FLORIDA • GEORGIA • LOUISIANA • MISSISSIPPI • NEW YORK • TEXAS